Exhibit 10.47

STOCKHOLDERS AGREEMENT

among

SSA GLOBAL TECHNOLOGIES, INC.,

GENERAL ATLANTIC PARTNERS 76, L.P.,

GAP COINVESTMENT PARTNERS II, L.P.,

GAPSTAR, LLC,

GAPCO GMBH & CO. KG,

SSA INVESTOR, LLC,

SSA WARRANT HOLDINGS, LLC,

ABLECO, L.L.C.,

CERBERUS PARTNERS, L.P.,

CERBERUS INSTITUTIONAL PARTNERS, L.P.

and

MADELEINE L.L.C.

Dated: April 2, 2003

Table of Contents

Page

STOCKHOLDERS AGREEMENT
1.	Definitions
2.	Restrictions on Transfer of Shares
	2.1	Limitation on Transfer
	2.2	Permitted Transfers
	2.3	Permitted Transfer Procedures
	2.4	Transfers in Compliance with Law; Substitution of Transferee

3.	Right of First Refusal and Tag-Along Rights
	3.1	Proposed Voluntary Transfers
	3.2	Involuntary Transfers
	3.3	Drag-Along Rights

4.	Future Issuance of Shares; Preemptive Rights
	4.1	Offering Notice
	4.2	Preemptive Rights; Exercise
	4.3	Closing
	4.4	Sale to Subject Purchaser
	4.5	Initial Public Offering

5.	After-Acquired Securities; Agreement to be Bound
	5.1	After-Acquired Securities
	5.2	Agreement to be Bound

6.	Corporate Governance
	6.1	General
	6.2	Stockholder Actions
	6.3	Election of Directors; Number and Composition
	6.4	Removal and Replacement of Director
	6.5	Reimbursement of Expenses; D&O Insurance
	6.6	Actions of the Stockholders and Board of Directors; Extraordinary Actions
	6.7	Annual Budget
	6.8	Books and Records

7.	Stock Certificate Legend

8.	Miscellaneous
	8.1	Notices
	8.2	Publicity; Confidentiality
	8.3	Successors and Assigns; Third Party Beneficiary
	8.4	Amendment and Waiver
	8.5	Counterparts
	8.6	Specific Performance
	8.7	Headings
	8.8	Governing Law; Consent to Jurisdiction
	8.9	Severability
	8.10	Rules of Construction
	8.11	Entire Agreement
	8.12	Term of Agreement
	8.13	Further Assurances
	8.14	Inconsistent Agreements

ACKNOWLEDGMENT AND AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT

Table of Contents

EXHIBITS

A	Certificate of Incorporation
B	By-laws
C-1	Form of Transfer Agreement (Previously issued shares)
C-2	Form of Transfer Agreement (Newly issued shares)

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”) dated as of  April 2, 2003, among SSA Global Technologies, Inc., a Delaware corporation (the “Company”), General Atlantic Partners 76, L.P., a Delaware limited partnership (“GAP LP”), GAP Coinvestment Partners II, L.P., a Delaware limited partnership (“GAP Coinvestment”), GapStar, LLC, a Delaware limited liability company (“GapStar”), GAPCO GmbH & Co. KG, a German limited partnership (“GmbH Coinvestment”), SSA Investor, LLC, a Delaware limited liability company (“SSA Investor”), SSA Warrant Holdings, LLC, a Delaware limited liability company (“Senior Warrantholder”), Ableco, L.L.C., a Delaware limited liability company (“Ableco”), Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus Partners”), Cerberus Institutional Partners, L.P., a Delaware limited partnership (“Cerberus Institutional Partners”) and Madeleine L.L.C., a New York limited liability company (“Madeleine”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of March 10, 2003 (the “Stock Purchase Agreement”), among the Company, GAP LP, GAP Coinvestment, GapStar, GmbH Coinvestment and Cerberus Capital Management, L.P., the Company has agreed to issue and sell to GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment an aggregate of 750,000 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”); and

WHEREAS, pursuant to the Securities Exchange Agreement, dated as of the date hereof, among the Company, SSA Investor, Senior Warrantholder, Ableco, Cerberus Partners, Cerberus Institutional Partners and Madeleine, the Company has agreed to exchange all of the existing equity securities and $10,000,000 in indebtedness of the Company held by SSA Investor, Senior Warrantholder, Ableco, Cerberus Partners, Cerberus Institutional Partners and Madeleine, for an aggregate of 2,250,000 shares of Series A Preferred Stock;

WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for, among other things, first refusal, tag-along, drag-along and preemptive rights, corporate governance rights and obligations and certain other rights under certain conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Ableco” has the meaning set forth in the preamble to this Agreement.

“Acquisition” means the acquisition by the Company or any of its Subsidiaries of (x) securities of another Person which constitute a majority of the voting power of such Person or (y) all or substantially all of the assets of another Person.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP, GapStar and GmbH Coinvestment:  (a) GAP LLC, the members of GAP LLC, GmbH Management, the shareholders of GmbH Management, the limited partners of each of GAP Coinvestment, GAP LP and GmbH Coinvestment, and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or GmbH Coinvestment or the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC.  In addition, GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment shall be deemed to be Affiliates of one another.  In addition, the members and the general or limited partners of each Cerberus Stockholder that is controlled by Feinberg shall be deemed to be Affiliates of such Cerberus Stockholder.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Applicable Minimum Threshold” has the meaning set forth in the Certificate of Incorporation.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Cerberus” means Cerberus Capital Management, L.P. and/or any Affiliate thereof.

“Cerberus Directors” has the meaning set forth in Section 6.3(b)(ii) of this Agreement.

“Cerberus Institutional Partners” has the meaning set forth in the preamble to this Agreement.

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“Cerberus Partners” has the meaning set forth in the preamble to this Agreement.

“Cerberus Stockholders” means SSA Investor, Senior Warrantholder, Ableco, Cerberus Partners, Cerberus Institutional Partners and Madeleine, any Subsequent Cerberus Purchaser and any Permitted Transferee thereof to whom Shares are transferred in accordance with this Agreement, and the term “Cerberus Stockholder” shall mean any such Person.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Change of Control Merger” has the meaning set forth in the Certificate of Incorporation.

“Charter Documents” means the Certificate of Incorporation and the By-laws of the Company as in effect on the date hereof, copies of which are attached hereto as Exhibits A and B, respectively.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Common Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, preferred stock or any other capital stock of the Company, including, without limitation the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Option” has the meaning set forth in Section 3.1(b) of this Agreement.

“Company Option Period” has the meaning set forth in Section 3.1(b) of this Agreement.

“Competitor” has the meaning set forth in the Stock Purchase Agreement.

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“Confidential Information” has the meaning set forth in Section 8.2 of this Agreement.

“Contract Date” has the meaning set forth in Section 3.1(e) of this Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Co-Sale Notice” has the meaning set forth in Section 3.1(f)(ii) of this Agreement.

“Drag-Along Sale” has the meaning set forth in Section 3.3(a) of this Agreement.

“EBITDA” means, at any time of measurement, with respect to any Person for the twelve months ending on the last day of the last fiscal quarter for which such information is available to the Company, such Person’s consolidated operating income plus depreciation and amortization (to the extent deducted in calculating operating income) of such Person, in each case determined in accordance with GAAP.

“Excess New Securities” has the meaning set forth in Section 4.2(a) of this Agreement.

“Excess Offered Securities” has the meaning set forth in Section 3.1(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exempt Issuances” has the meaning set forth in Section 4.1 of this Agreement.

“Fair Value” has the meaning set forth in Section 3.2(b) of this Agreement.

“Feinberg” has the meaning set forth in Section 2.4 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GAP Coinvestment” has the meaning set forth in the preamble to this Agreement.

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“GAP Controlling Entity” has the meaning set forth in Section 2.4 of this Agreement.

“GAP LLC” means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

“GAP LP” has the meaning set forth in the preamble to this Agreement.

“GapStar” has the meaning set forth in the preamble to this Agreement.

 “General Atlantic Directors” has the meaning set forth in Section 6.3(b)(i) of this Agreement.

“General Atlantic Stockholders” means GAP LP, GAP Coinvestment, GapStar, GmbH Coinvestment, any Subsequent General Atlantic Purchaser and any Permitted Transferee thereof to whom Shares are transferred in accordance with this Agreement, and the term “General Atlantic Stockholder” shall mean any such Person.

“GmbH Coinvestment” has the meaning set forth in the preamble to this Agreement.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

 “Incurrence” shall have the meaning ascribed to it in Section 6.6(i).

“Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); and (c) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Independent Appraiser” has the meaning set forth in Section 3.2(b) of this Agreement.

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“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed under the Securities Act and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

 “Involuntary Transfer” means any transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee” has the meaning set forth in Section 3.2(a) of this Agreement.

“IPO Effectiveness Date” means the date upon which the Company closes its Initial Public Offering.

“IPO Notice” has the meaning set forth in Section 4.5 of this Agreement.

“IPO Purchase Amount” has the meaning set forth in Section 4.5 of this Agreement.

“IPO Purchase Notice” has the meaning set forth in Section 4.5 of this Agreement.

“Issue Date” means the original issue date of shares of Series A Preferred Stock.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest, claim, restriction, encumbrance or preferential arrangement of any kind or nature whatsoever.

“Madeleine” has the meaning set forth in the preamble to this Agreement.

“Minimum Drag-Along Threshold” means such amount as is necessary (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Issue Date) for the General Atlantic Stockholders to receive aggregate net proceeds equal to (i) if such sale or exchange occurs within twelve (12) months following the Issue Date, $112.5 million; or (ii) if such

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sale or exchange occurs within twelve (12) months following the Issue Date but prior to the date that is thirty-six (36) months from the Issue Date, the greater of (x) $112.5 million and (y) $75 million plus an additional amount representing a 30% annualized rate of return from the Issue Date through the end of the month immediately preceding the occurrence of such sale or exchange; or (iii) if such sale or exchange occurs after the third anniversary of the Issue Date, $75 million less any cash distributions and dividends the General Atlantic Stockholders have received on or before the distribution date with respect to such shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof.

“Minimum Price” has the meaning set forth in Section 4.5 of this Agreement.

“New Issuance Notice” has the meaning set forth in Section 4.1 of this Agreement.

“New Securities” has the meaning set forth in Section 4.1 of this Agreement.

“Offer Price” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offered Securities” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offering Notice” has the meaning set forth in Section 3.1(a) of this Agreement.

“Other Stockholder” means (i) any transferee of a General Atlantic Stockholder or a Cerberus Stockholder (in each case, other than a Permitted Transferee thereof), who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 or to whom Shares have been transferred in accordance with Section 3.1(c) and (ii) any Person other than a General Atlantic Stockholder or a Cerberus Stockholder who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 5.2.

“Parent” means, as of the relevant date of determination, with respect to any Person, any other Person that holds, directly or indirectly, 50% or more of the outstanding voting power or equity interests of such Person.

“Permitted Transferee” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

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“Preemptive Rightholder(s)” has the meaning set forth in Section 4.1 of this Agreement.

“Proportionate Percentage” has the meaning set forth in Section 4.2(a) of this Agreement.

“Proposed Price” has the meaning set forth in Section 4.1 of this Agreement.

“Purchasing GA Stockholder” has the meaning set forth in Section 4.5 of this Agreement.

“Put Notice” has the meaning set forth in Section 3.1(g)(i) of this Agreement.

“Put Right” has the meaning set forth in Section 3.1(g)(i) of this Agreement.

“Qualified Initial Public Offering” means an Initial Public Offering resulting in net proceeds (after underwriting discounts and commissions) to the Company of at least $50 million.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other governmental authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Rightholder(s)” has the respective meanings set forth in Sections 3.1(c) and 3.2(a) of this Agreement.

“Rightholder Option Period” has the meaning set forth in Section 3.1(c) of this Agreement.

“Sale Transaction” has the meaning set forth in the Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Stockholder” has the meaning set forth in Section 3.1(a) of this Agreement.

“Senior Warrantholder” has the meaning set forth in the preamble to this Agreement.

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“Series A Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Shares” means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock and Series A Preferred Stock, and any other Common Stock Equivalents owned thereby; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2, 3, and 4.2, all outstanding Common Stock Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

“SSA Investor” has the meaning set forth in the preamble to this Agreement.

“Stock Option Plan” means the Company’s stock option plan to be established by the Company pursuant to which an aggregate of up to 529,412 shares of restricted stock and options to purchase shares of Common Stock will be reserved and available for grant to officers, directors, employees and consultants of the Company.

“Stock Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Stockholders” means the General Atlantic Stockholders, the Cerberus Stockholders and the Other Stockholders, and the term “Stockholder” shall mean any such Person.

“Stockholders Meeting” has the meaning set forth in Section 6.1 of this Agreement.

“Subject Purchaser” has the meaning set forth in Section 4.1 of this Agreement.

“Subject Shares” has the meaning set forth in Section 3.1(g) of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.  Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsequent General Atlantic Purchaser” means any Affiliate of GAP LLC that, after the date hereof, acquires Shares.

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“Subsequent Cerberus Purchaser” means any Affiliate of Cerberus Capital Management, L.P. that, after the date hereof, acquires Shares.

“Tag-Along Rightholder” has the meaning set forth in Section 3.1(f)(i) of this Agreement.

“Third Party Purchaser” has the meaning set forth in Section 3.1(a) of this Agreement.

“Transfer” has the meaning set forth in Section 2.1 of this Agreement.

“Transferred Shares” has the meaning set forth in Section 3.2(a) of this Agreement.

“Written Consent” has the meaning set forth in Section 6.1 of this Agreement.

2.     Restrictions on Transfer of Shares.

2.1   Limitation on Transfer.   No Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, including, without limitation, Section 2.4.  Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.

2.2   Permitted Transfers.  Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.1, 2.3 and 2.4, at any time, each of the General Atlantic Stockholders and the Cerberus Stockholders may transfer all or a portion of its Shares to any of its Affiliates (each, a “Permitted Transferee”).  A Permitted Transferee of Shares pursuant to this Section 2.2 may transfer its Shares pursuant to this Section 2.2 only to the transferor Stockholder or to a Person that is also a Permitted Transferee of such transferor Stockholder.  No Stockholder shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any transfer or attempted transfer in violation of this covenant shall be null and void ab initio.  Notwithstanding anything to the contrary contained in this Agreement, GapStar may pledge and grant a security interest in all or any portion of its Shares to a lender to secure its obligations under a bona fide loan made to acquire such Shares.

2.3   Permitted Transfer Procedures.  If any Stockholder wishes to transfer Shares (other than a pledge by GapStar in accordance with Section 2.2) to a Permitted Transferee under Section 2.2 such Stockholder shall give written notice to the Company of its intention to make such a transfer not less than five (5) days prior to effecting such transfer, which notice shall state the name and address of each Permitted

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Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Stockholder, and the number of Shares proposed to be transferred to such Permitted Transferee.

2.4   Transfers in Compliance with Law; Substitution of Transferee.  Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless (a) the transferee (other than a lender in the case of a pledge by GapStar in accordance with Section 2.2) has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit C-1, (b) the transfer complies in all respects with the applicable provisions of this Agreement, (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act and (d) the transfer would not cause the Company to become subject to an obligation to file any registration statement or periodic reports under the Exchange Act.  If requested by the Company, an opinion of counsel to such transferring Stockholder shall be supplied to the Company, at such transferring Stockholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws.  Upon becoming a party to this Agreement, (i) the Permitted Transferee of a Cerberus Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Cerberus Stockholder hereunder with respect to the Shares transferred to such Permitted Transferee, provided, that, such Permitted Transferee shall not have any rights under Sections 3 and 4 unless (A) such Permitted Transferee is controlled by Stephen A. Feinberg (“Feinberg”) or (B) such Permitted Transferee transfers beneficial ownership of the Shares to a voting trust through which Feinberg has the authority to exercise all rights related to such Shares under Sections 3 and 4 hereunder, or enters into a similar arrangement pursuant to which Feinberg controls the exercise of such rights, and such Permitted Transferee agrees that any notice it is entitled to receive hereunder may be given to SSA Investor on its behalf, (ii) the Permitted Transferee of a General Atlantic Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring General Atlantic Stockholder hereunder with respect to the Shares transferred to such Permitted Transferee, provided, that, such Permitted Transferee shall not have any rights under Sections 3 and 4 unless (A) such Permitted Transferee is controlled by, controls, or  is under common control with, GAP LLC (the “GAP Controlling Entity”) or (B) if such Permitted Transferee ceases to be controlled by, controlling or be under common control with the GAP Controlling Entity, such Permitted Transferee transfers beneficial ownership of the Shares to a voting trust, partnership, limited liability company or similar entity, through which the GAP Controlling Entity or a Person that is controlled by, controls, or is under common control with the GAP Controlling Entity, has the authority to exercise all rights related to such Shares under Sections 3 and 4 hereunder, or enters into a similar arrangement pursuant to which the GAP Controlling Entity or a Person that is controlled by, controlling or is under common control with, the GAP Controlling Entity, controls the exercise of such rights, and such Permitted Transferee agrees that any notice it is entitled to receive hereunder may be given to the Persons set forth in Section 8.1(b) on its behalf, (iii) an Other Stockholder shall be subject to the same obligations as, but none of the rights of, the transferring Cerberus Stockholder or General

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Atlantic Stockholder, as the case may be, and (iv) the transferee of an Other Stockholder shall be substituted for, and shall be subject to the same obligations as, the transferring Other Stockholder hereunder with respect to the Shares transferred to such transferee.

3.     Right of First Refusal and Tag-Along Rights.

3.1   Proposed Voluntary Transfers.

(a)   Offering Notice.  Subject to Section 2, if any Stockholder (a “Selling Stockholder”) proposes to transfer all or any portion of its or his Shares to any Person (other than to a Permitted Transferee) (a “Third Party Purchaser”), such Selling Stockholder shall obtain a bona fide written offer from the proposed transferee and shall offer such Shares first to the Company, by sending written notice (an “Offering Notice”) to the Company and each of the General Atlantic Stockholders and the Cerberus Stockholder(s) (who in each case is not a Selling Stockholder), which shall state (i) the number of Shares proposed to be transferred (the “Offered Securities”); (ii) the proposed purchase price per Share for the Offered Securities (the “Offer Price”) and, if the consideration to be paid is other than cash, all material information in the Selling Stockholder’s possession regarding such non-cash consideration (so long as the party receiving such information signs such customary confidentiality agreements as the Selling Stockholder and the prospective Third Party Purchaser reasonably require); (iii) all material terms and conditions of such Transfer; and (iv) the identity of the Third Party Purchaser.  Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.1 shall not be applicable to any sale of Shares pursuant to (i) any registered public offering of the securities of the Company (or any successor thereto) or (ii) Rule 144 under the Securities Act.

(b)   Company Option; Exercise.  For a period of seven (7) Business Days after the giving of the Offering Notice pursuant to Section 3.1(a) (the “Company Option Period”), the Company shall have the right (the “Company Option”) but not the obligation to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice (or if such terms provide for consideration other than cash, for cash in an amount equal to the fair market value of such non-cash consideration, as determined in good faith by a Committee of not less than two independent directors of the Company who are not affiliated with either the Cerberus Stockholders or the General Atlantic Stockholders, or if there are not two such independent directors, then by an internationally recognized investment banking firm experienced in valuations of the business conducted by the Third Party Purchaser).  The right of the Company to purchase any or all of the Offered Securities under this Section 3.1(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Stockholder, with a copy to the General Atlantic Stockholders and the Cerberus Stockholder(s), which notice shall state the number of Offered Securities proposed to be purchased by the Company.  The failure of the

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Company to respond within the Company Option Period shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this Section 3.1(b) prior to the expiration of the Company Option Period by giving written notice to the Selling Stockholder, with a copy to the General Atlantic Stockholders and the Cerberus Stockholder(s).

(c)   Rightholder Option; Exercise.

(i)            If the Company does not elect to purchase all of the Offered Securities, then for a period of seven (7) Business Days after the earlier to occur of (a) the expiration of the Company Option Period and (b) the date upon which the Selling Stockholder shall have received written notice from the Company of its exercise of the Company Option pursuant to Section 3.1(b) or its waiver thereof (the “Rightholder Option Period”), each of the General Atlantic Stockholders and the Cerberus Stockholder(s) (who, in each case, is not a Selling Stockholder) (for the purpose of Section 3.1, each, a “Rightholder” and collectively, the “Rightholders”) shall have the right to purchase all, but not less than all, of the remaining Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice (or if such terms provide for consideration other than cash, for cash in an amount equal to the fair market value of such non-cash consideration, as determined in good faith by a Committee of not less than two independent directors of the Company who are not affiliated with either the Cerberus Stockholders or the General Atlantic Stockholders, or if there are not two such independent directors, then by an internationally recognized investment banking firm experienced in valuations of the business conducted by the Third Party Purchaser).  Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (i) the total number of Shares then owned by such Rightholder by (ii) the total number of Shares then owned by all such Rightholders.  If any Rightholder does not fully subscribe for the number or amount of Offered Securities it or he is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(c), the “Excess Offered Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders who elected to purchase Offered Securities.  The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Offered Securities, provided, that the Rightholders must commit to purchase all of the remaining Offered Securities prior to the end of the Rightholder Option Period.  If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1(b) and/or Section 3.1(c), then the Selling Stockholder may, subject to Section 3.1(f), sell the Offered Securities to a Third Party Purchaser in accordance with Section 3.1(e).  Subject to Section 2.4, any of the General Atlantic Stockholders and the Cerberus Stockholders may assign to any of its Affiliates all or any portion of its rights as a Rightholder under this Section 3(c).

(ii)           The right of each Rightholder to purchase all of the remaining Offered Securities under subsection (i) above shall be exercisable by

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delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period, to the Selling Stockholder with a copy to the Company.  Each such notice shall state (a) the number of Shares held by such Rightholder and (b) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1(c).  The failure of a Rightholder to respond within the Rightholder Option Period to the Selling Stockholder shall be deemed to be a waiver of such Rightholder’s rights under subsection (i) above, provided that each Rightholder may waive its rights under subsection (ii) above prior to the expiration of the Rightholder Option Period by giving written notice to the Selling Stockholder, with a copy to the Company.

(d)   Closing.  The closing of the purchases of Offered Securities subscribed for by the Company under Section 3.1(b) and/or the Rightholders under Section 3.1(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on the 30th day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree, provided that such closing shall be extended to such date as is reasonably necessary to obtain any consents or waivers under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.  At such closing, the Selling Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities.  The Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it or him.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e)   Sale to a Third Party Purchaser.  Unless the Company and/or the Rightholders elect to purchase all, but not less than all, of the Offered Securities under Sections 3.1(b) and 3.1(c), the Selling Stockholder may, subject to Section 3.1(f) or Section 3.1(g) as applicable, sell all, but not less than all, of the Offered Securities to a Third Party Purchaser on the terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and consummated within ninety (90) days after the earlier to occur of (i) the waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Rightholder Option Period (the “Contract Date”); and provided further, that such sale shall not be consummated (x) unless and until such Third Party Purchaser and its Affiliates shall represent in writing to the Company and each Rightholder that it is aware of the rights of the Company and the Stockholders contained in this Agreement, (y) unless prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to this Agreement, shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4 hereof and shall enter into an Acknowledgment and Agreement substantially in the form of Exhibit C-1 and (z) if such Third Party Purchaser or any of its Affiliates is a

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Competitor of the Company.  If such sale is not consummated on or before the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Stockholder without again offering the same to the Company and the Rightholders in accordance with this Section 3.1.

(f)    Tag-Along Rights.

(i)            If a Selling Stockholder is transferring Offered Securities to a Third Party Purchaser pursuant to Section 3.1(e), then each of the General Atlantic Stockholders and the Cerberus Stockholders (who, in each case, is not a Selling Stockholder) (each, a “Tag-Along Rightholder”) shall, unless such Selling Stockholder complies with Section 3.1(g), have the right to sell to such Third Party Purchaser, upon the terms set forth in the Offering Notice, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (i) the total number of Shares then owned by such Tag-Along Rightholder by (ii) the sum of (x) the total number of Shares then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 3.1(f) and (y) the total number of Shares then owned by the Selling Stockholder (the “Tag-Along Rightholder Portion”).  The Selling Stockholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(f) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Tag-Along Rightholder(s) pursuant to this Section 3.1(f)(i), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Stockholder shall be reduced accordingly.

(ii)           The Selling Stockholder shall give notice to each Tag-Along Rightholder (the “Co-Sale Notice”) of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1(f), at least fifteen (15) days prior to the proposed consummation of such sale, setting forth the name of such Selling Stockholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and any other material terms and conditions of the proposed sale, including the terms and conditions of payment offered by such Third Party Purchaser, the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Section 3.1(f)(i)), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Section 3.1(f) and has agreed to purchase Shares in accordance with the terms hereof.  The tag-along rights provided by this Section 3.1(f) must be exercised by any Tag-Along Rightholder wishing to sell its Shares on or before the date that is ten (10) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Stockholder indicating such Tag-Along Rightholder’s wish to exercise its rights, specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell, and containing a representation of the Tag-Along Rightholder to be bound by the terms specified in the

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Co-Sale Notice, provided, that, any Tag-Along Rightholder may waive its rights under this Section 3.1(f) prior to the expiration of such 10-day period by giving written notice  to the Selling Stockholder, with a copy to the Company.  The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1(f).  If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1(f)(ii), then the Selling Stockholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

(iii)          The closing of any sale of Shares under this Section 3.1(f) shall take place at the same time and place as the closing of the sale of Shares by the Selling Stockholder to the Third Party Purchaser pursuant to Section 3.1(e) or at such other time and place as the parties to the transaction may agree.  At such closing, the Tag-Along Rightholder shall deliver certificates representing the Shares being sold, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the Third Party Purchaser) and the Tag-Along Rightholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Shares.  At the closing, the Third Party Purchaser shall deliver to the Tag-Along Rightholder payment in full in immediately available funds for the Shares purchased by it.  In addition, the Tag-Along Rightholders shall each provide such representations, warranties, and indemnifications regarding such Tag-Along Rightholder’s Shares as are reasonably required by the Third Party Purchaser and are also being given by the Selling Stockholder.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate; provided, however, that, notwithstanding anything to the contrary, none of the Tag-Along Rightholders shall be obligated to make any representations, warranties, covenants or indemnities with respect to the business of the Company or any Subsidiary thereof in any document delivered in connection with such transfer.  The consideration paid to the Tag-Along Rightholder shall be in the same form, proportion (if the consideration is a combination of both cash and securities) and amount per Share and have the same rights as the consideration paid by the Third Party Purchaser to the Selling Stockholder.

(g)   Put Right.

(i)            Notwithstanding anything contained herein to the contrary, any Selling Stockholder that is controlled by Feinberg or controlled by, controls or is under common control with the GAP Controlling Entity may transfer any or all of its Shares to a Third Party Purchaser without regard to the tag-along obligations set forth under Section 3.1(f), provided that, in any such case, the Selling Stockholder(s) shall, at least one (1) day prior to the consummation of a sale of Shares that would otherwise be subject to Section 3.1(f), irrevocably offer by written notice to purchase from each Tag-Along Rightholder such number of Shares as is equal to its applicable Tag-Along Rightholder Portion (the “Put Right”), as calculated based on the number of

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Shares being transferred by the Selling Stockholder (the “Subject Shares”).  In the event that any Tag-Along Rightholder wishes to exercise its Put Right, (x) such Tag-Along Rightholder shall provide the Selling Stockholder with a written notice (the “Put Notice”) on or before the date that is ten (10) days after the delivery to it of the foregoing written notice, to the effect that such Tag-Along Rightholder wishes to sell its Subject Shares and (y) such Selling Stockholder shall be obligated to purchase such Subject Shares from the Tag-Along Rightholder pursuant to this Section 3.1(g) in lieu of compliance with Section 3.1(f).  The Put Notice shall contain the number of Subject Shares that the Tag-Along Rightholder requires the Selling Stockholder to purchase, such number not to exceed in any event the number of Shares that the Tag-Along Rightholder would have been entitled to sell under Section 3.1(f).

(ii)           The closing of any sale of Shares under this Section 3.1(g) shall take place at the executive offices of the Company no later than ten (10) days following the consummation of the sale of Shares by the Selling Stockholder to the Third Party Purchaser or at such other time as the parties to the transaction may agree.  At such closing, (x) the Tag-Along Rightholder shall deliver to the Selling Stockholder certificates representing the Shares being sold, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Tag-Along Rightholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Shares and (y) the Selling Stockholder shall deliver to the Tag-Along Rightholder payment in full in immediately available funds for the Shares purchased by such Selling Stockholder.  The consideration paid to the Tag-Along Rightholder shall be in the same form, proportion (if the consideration is a combination of both cash and securities) and amount per Share and have the same rights as the consideration paid by the Third Party Purchaser to the Selling Stockholder.

(iii)          In the event that the sale by the Selling Stockholder to the Third Party Purchaser is not consummated on or prior to the Contract Date and a Tag-Along Rightholder exercised the Put Right pursuant to this Section 3.1(g), the obligations of the Tag-Along Rightholder under this Section 3.1(g) shall terminate.

3.2   Involuntary Transfers.

(a)   Rights of First Offer upon Involuntary Transfer.  If an Involuntary Transfer of any Shares (the “Transferred Shares”) owned by any Stockholder shall occur, then the Company, the General Atlantic Stockholders and the Cerberus Stockholders (unless such Stockholder is the Stockholder transferring the Transferred Shares) (for the purpose of Section 3.2, each, a “Rightholder” and collectively, the “Rightholders”) shall have the same rights as they each would have had under Sections 3.1(b) and 3.1(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Stockholder and shall be governed by Section 3.1 except that (i) the time periods shall run from the date of

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receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Rightholders of the date of receipt of such notice), (ii) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Stockholder who suffered or will suffer the Involuntary Transfer and (iii) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing Rightholders purchasing a majority of the Transferred Shares, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2(b).

(b)   Fair Value.  If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2(a) hereof, then the Company or the Rightholders with rights hereunder, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value (as hereinafter defined) thereof.  The Fair Value of the Transferred Shares shall be determined by a panel of three independent appraisers, which shall be nationally recognized investment banking firms or nationally recognized experts experienced in the valuation of corporations engaged in the business conducted by the Company.  Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing Rightholders jointly (in the case of a purchase by the Company and Rightholders), as the case may be, shall each designate one such appraiser that is willing and able to conduct such determination.  If either the Involuntary Transferee or the Board of Directors or the purchasing Rightholders or both, as the case may be, fails to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf.  The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, designate a mutually acceptable third appraiser (the “Independent Appraiser”).  The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers are equally close to the determination of the third appraiser, then the Fair Value of the Transferred Shares shall be the average of the determination of all three appraisers.  Such determination shall be final and binding on the Involuntary Transferee, the Company and the Rightholders.  The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it and it shall be responsible for 50% of the fees and expenses of the Independent Appraiser.  The Company and the purchasing Rightholders shall be responsible for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors and/or the purchasing Rightholders, as the case may be, and for 50% of the fees and expenses of the Independent Appraiser in proportion to the number of Transferred Shares purchased by the Company and each of the purchasing Rightholders.  For purposes of this

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Section 3.2(b), the “Fair Value” of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2(b) based upon all considerations that the appraisers determine to be relevant.

(c)   Closing.  The closing of any purchase under this Section 3.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company and/or the purchasing Rightholders, as the case may be, in accordance with Section 3.2(a)(iii), or (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2(b), or at such other time and place as the parties to the transaction may agree.  At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares.  The Company and/or each Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares.  At such closing, all parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate.

(d)   General.  In the event that the provisions of this Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Rightholders shall have the rights specified in Sections 3.1(b) and 3.1(c), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Stockholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

3.3   Drag-Along Rights.

(a)   For so long as (i) the Cerberus Stockholders continue to hold 40% or more of the voting power of the Company and (ii) no other stockholder or affiliated group of stockholders of the Company holds more of the voting power of the Company than the Cerberus Stockholders, if the Cerberus Stockholders propose a sale or exchange of all of their Shares in a bona fide transaction in which the purchase price per share is such that the net proceeds to be received by the General Atlantic Stockholders in such transaction (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Issue Date) shall be equal to or greater than the Minimum Drag-Along Threshold (a “Drag-Along Sale”), the Cerberus Stockholders will have the right, exercisable upon fifteen (15) days prior written notice to the other Stockholders, to require that (i) all other Stockholders sell or exchange all of

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their Shares in such transaction at the same price per share, for consideration of the same form and proportion (if the consideration is a combination of both cash and securities) and on and with the same terms, conditions and rights as applicable to the Cerberus Stockholders and (ii) if stockholder approval of the transaction is required, each such Stockholder vote its Shares in favor thereof.

(b)   The closing of a Drag-Along Sale pursuant to this Section 3.4 shall be consummated concurrently with the consummation of such transaction.  At such closing, the Stockholders shall deliver certificates representing the Shares being sold, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Stockholders shall so represent and warrant, and shall further represent and warrant that they are the sole beneficial and record owner of such Shares.  At the closing, the purchaser in such transaction shall deliver to the Stockholders payment in full in immediately available funds for the Shares purchased by it.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate; provided, however, that, notwithstanding anything to the contrary, none of the General Atlantic Stockholders shall be obligated to make any representations, warranties, covenants or indemnities with respect to the business of the Company or any Subsidiary thereof in any document delivered in connection with such transaction.

4.     Future Issuance of Shares; Preemptive Rights.

4.1   Offering Notice.  Except for (a) options to purchase Common Stock (and the Common Stock issued upon exercise of such options) or restricted stock which may be issued pursuant to the Stock Option Plan or any other broad-based employee incentive plan adopted or arrangement approved by the Board of Directors and in accordance with the terms of this Agreement, (b) any issuance of Common Stock upon exercise, conversion or exchange of (i) any Series A Preferred Stock or (ii) any Common Stock Equivalent issued with the consent of the General Atlantic Stockholders pursuant to Section 6(d) of the Certificate of Incorporation and the terms of this Agreement, (c) any issuance of Common Stock upon any subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (d) any issuance of Capital Stock of the Company issued in consideration of an acquisition, approved by the Board of Directors in accordance with the terms of this Agreement and with the consent of the General Atlantic Stockholders pursuant to Section 6(d) of the Certificate of Incorporation, and (e) subject to Section 4.5, the issuance of Common Stock in connection with any Initial Public Offering ((a)-(e) being referred to collectively as “Exempt Issuances”), prior to the IPO Effectiveness Date, if the Company wishes to issue any capital stock or any other securities convertible into or exchangeable for capital stock of the Company (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then the Company shall offer such New Securities first to each of the General Atlantic Stockholders and the Cerberus Stockholders (each, a “Preemptive Rightholder” and collectively, the “Preemptive Rightholders”) by sending written notice (the “New

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Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (x) the type and number of New Securities proposed to be issued, (y) the proposed purchase price per security of the New Securities (the “Proposed Price”) and (z) the general terms on which the Company proposes to effect such issuance.  Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

4.2   Preemptive Rights; Exercise.

(a)   For a period of twenty (20) days after the giving of the New Issuance Notice pursuant to Section 4.1, each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice.  Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Section 4.2 by (y) the total number of Shares owned by all of the Preemptive Rightholders exercising their rights under this Section 4.2 (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase New Securities shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 4.2(a), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities.  Any of the General Atlantic Stockholders or the Cerberus Stockholders may assign to any of its Affiliates all or any portion of its rights as a Preemptive Rightholder pursuant to this Section 4.2.

(b)   The right of each Preemptive Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in subsection (a) above, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a).  The failure of a Preemptive Rightholder to respond within such 20-day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such 20-day period by giving written notice to the Company.

4.3   Closing.  The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 4.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on (a) the 45th day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 4.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 4.4 if the

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Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 4.2 or (c) at such other time and place as the parties to the transaction may agree.  At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable.  Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him or it.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

4.4   Sale to Subject Purchaser.  The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days following the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase New Securities pursuant to Section 4.2, and (ii) the expiration of the 20-day period referred to in Section 4.2.  If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Section 4.  The closing of any issuance and purchase pursuant to this Section 4.4 shall be held at a time and place as the parties to the transaction may agree within such 90 day period.

4.5   Initial Public Offering.  If at any time the Company intends to effect an Initial Public Offering at a price per share calculated based upon an implied equity valuation of the Company of less than $300 million (the “Minimum Price”), the Company shall notify the General Atlantic Stockholders in writing of the proposed Initial Public Offering and the projected per share offering price range for the shares of Common Stock to be offered in the Initial Public Offering (the “IPO Notice”).  Each General Atlantic Stockholder shall have the right to purchase, concurrently with the closing of such Initial Public Offering in which shares are sold at below the Minimum Price, that number of shares of Common Stock issued by the Company in such Initial Public Offering equal to the product of (i) the aggregate number of shares of Common Stock issued by the Company in such Initial Public Offering multiplied by (ii) a fraction, (x) the numerator of which is the total number of shares of Common Stock then owned by such General Atlantic Stockholder (assuming the exercise or conversion of all Common Stock Equivalents owned by such General Atlantic Stockholder) and (y) the denominator of which is the total number of shares of Common Stock outstanding immediately prior to the closing of such Initial Public Offering (the “IPO Purchase Amount”).  If any General Atlantic Stockholder wishes to exercise its right to purchase its IPO Purchase Amount then, on or before the date that is ten (10) days after its receipt

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of the IPO Notice, such General Atlantic Stockholder (or any Affiliate of any General Atlantic Stockholder to which the General Atlantic Stockholder assigns its rights hereunder) (each, a “Purchasing GA Stockholder”) shall send a written notice to the Company (the “IPO Purchase Notice”) setting forth the portion of the IPO Purchase Amount that it wishes to purchase from the Company concurrent with the Initial Public Offering, together with an irrevocable offer to purchase such shares of Common Stock upon the IPO Effectiveness Date, provided that the price per share of Common Stock is less than the Minimum Price.  Each Purchasing GA Stockholder shall enter into such agreements as are deemed reasonably necessary by the Company in connection with its purchase of the shares of Common Stock hereunder, such agreement to include, without limitation, a covenant of the Purchasing GA Stockholders to make full payment for the shares of Common Stock it is purchasing under this Section 4.5 by wire transfer or cash payment upon the IPO Effectiveness Date in accordance with the reasonable instructions of the Company.  Notwithstanding anything contained herein to the contrary, no General Atlantic Stockholder will have any rights under this Section 4.5 if the offering price per share of the Common Stock in the Company’s Initial Public Offering is greater than or equal to the Minimum Price, notwithstanding the fact that an IPO Notice may have been given in connection with such Initial Public Offering.

5.     After-Acquired Securities; Agreement to be Bound.

5.1   After-Acquired Securities.  All of the provisions of this Agreement shall apply to all of the Shares and Common Stock Equivalents now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares, and Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

5.2   Agreement to be Bound.  The Company shall not issue any shares of capital stock or any Common Stock Equivalents to any Person not a party to this Agreement, other than to directors, officers, employees or consultants of the Company pursuant to the Stock Option Plan, unless either (a) such Person has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit C-2, or (b) such Person has entered into an agreement with the Company and/or the Stockholders, as necessary, restricting the transfer of its or his Shares in form and substance reasonably satisfactory to the General Atlantic Stockholders and the Cerberus Stockholders.  Upon becoming a party to this Agreement, such Person shall be deemed to be, and shall be subject to the same obligations as, an Other Stockholder hereunder.  Any issuance of shares of capital stock or any Common Stock Equivalents by the Company in violation of this Section 5.2 shall be null and void ab initio.

6.     Corporate Governance.

6.1   General.  From and after the execution of this Agreement, at any regular or special meeting of stockholders of the Company (a “Stockholders

23

Meeting”) or in any written consent executed in lieu of such a meeting of stockholders (a “Written Consent”) (a) each Stockholder shall vote its Shares, and each Stockholder and the Company shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Sections 6.3 and 6.6 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement; (b) each Stockholder shall vote its Shares, upon any matter submitted for action by the Company’s stockholders or with respect to which such Stockholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents; and (c) no Stockholder shall vote its Shares in favor of any amendment of the Charter Documents which would conflict with, or purport to amend or supersede, any of the provisions of this Agreement (including, without limitation, Sections 6.3 and 6.6 hereof).

6.2   Stockholder Actions.  In order to effectuate the provisions of this Agreement, each Stockholder (a) hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Stockholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such stockholder action, (b) shall use its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, (c) shall use its reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Agreement, and (d) hereby grants an irrevocable proxy to the Company to vote such Stockholder’s Shares in the event that such Stockholder does not comply with its voting obligations hereunder.

6.3   Election of Directors; Number and Composition.

(a)   Each Stockholder shall vote its Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be seven (7).

(b)   Each Stockholder shall vote its Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of the following individuals:

(i)            If the General Atlantic Stockholders own at least 15% of the outstanding Series A Preferred Stock (or the Shares of Common Stock issuable upon conversion of such Shares of Series A Preferred Stock) and are not entitled to elect directors pursuant to Section 6(b)(i) of the Certificate of Incorporation, two (2) individuals designated by the General Atlantic Stockholders (collectively, the “General Atlantic Directors” and each, a “General Atlantic Director”);

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(ii)           If the Cerberus Stockholders own at least 15% of the outstanding Series A Preferred Stock (or the Shares of Common Stock issuable upon conversion of such Shares of Series A Preferred Stock) and are not entitled to elect directors pursuant to Section 6(b)(ii) of the Certificate of Incorporation, four (4) individuals designated by the Cerberus Stockholders (collectively, the “Cerberus Directors” and each, a “Cerberus Director”); provided, however, that such number of individuals shall be increased as is necessary for the Cerberus Stockholders to elect a majority of the directors of the Company from time to time) if the Cerberus Stockholders continue to hold a majority of the voting power of all capital stock of the Company; provided, further, that nothing herein shall be deemed to reduce the number of individuals which the General Atlantic Stockholders are entitled to appoint pursuant to Section 6.3(b)(i); and

(iii)          the Chief Executive Officer of the Company.

(c)   The Cerberus Stockholders and the General Atlantic Stockholders shall discuss from time to time the appropriateness of designating one or more individuals who are not employed by or Affiliated with the Company or any of the Stockholders.

(d)   In addition, the Company shall, and each Stockholder shall cause the Board of Directors to, cause each committee of the Board of Directors to include at least one General Atlantic Director.

6.4   Removal and Replacement of Director.

(a)   Removal of Directors.

(i)            If at any time the General Atlantic Stockholders notify the other Stockholders of their wish to remove at any time and for any reason (or no reason) a General Atlantic Director, then each Stockholder shall vote all of its Shares so as to remove such General Atlantic Director.

(ii)           If at any time the Cerberus Stockholders notify the other Stockholders of their wish to remove at any time and for any reason (or no reason) a Cerberus Director, then each Stockholder shall vote all of its Shares so as to remove such Cerberus Director.

(b)   Replacement of Directors.

(i)            If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the General Atlantic Directors designated pursuant to Section 6.3(b)(i) hereof, then the General Atlantic Stockholders shall designate an individual who shall be elected to fill the vacancy until the next Stockholders Meeting.

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(ii)           If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the Cerberus Directors designated pursuant to Section 6.3(b)(ii) hereof, then the Cerberus Stockholders shall designate an individual who shall be elected to fill the vacancy until the next Stockholders Meeting.

(iii)          Upon receipt of notice of the designation of a nominee pursuant to Section 6.4(b)(i) or 6.4(b)(ii), each Stockholder shall, as soon as practicable after the date of such notice, take all reasonable actions, including the voting of its Shares, to elect the director so designated to fill the vacancy.

6.5   Reimbursement of Expenses; D&O Insurance.  The Company shall reimburse the General Atlantic Directors and the Cerberus Directors, or their respective designees, for all reasonable travel and accommodation expenses incurred by the General Atlantic Directors and the Cerberus Directors, as the case may be, in connection with the performance of their duties as directors of the Company upon presentation of appropriate documentation therefor.  The Company shall, and each Stockholder shall use reasonable commercial efforts to cause the Board of Directors to cause the Company to, maintain a directors’ liability insurance policy that is reasonably acceptable to the General Atlantic Directors and the Cerberus Directors.

6.6   Actions of the Stockholders and Board of Directors; Extraordinary Actions.  Notwithstanding anything to the contrary contained in this Agreement or the Charter Documents and for so long as the General Atlantic Stockholders own at least 15% of the outstanding Shares of Series A Preferred Stock, neither the Company, whether by action or written consent of the stockholders of the Company or the Board of Directors, nor the Stockholders, shall take, approve or otherwise ratify any of the following actions without the consent of a majority of the directors constituting the entire Board of Directors, which majority shall include at least one of the General Atlantic Directors, and a majority of the shares of Series A Preferred Stock held by the General Atlantic Stockholders:

(a)   (i) any creation of a class or series of, or any issuance of or agreement to issue any equity securities of the Company (whether by merger, consolidation or otherwise) or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Company (whether by merger, consolidation or otherwise) ranking with respect to dividends, redemption rights, voting rights, conversion privileges, anti-dilution rights, rights upon Liquidation or a Sale Transaction or any other rights, preferences and privileges, (A) senior to the shares of Series A Preferred Stock or (B) pari passu with the shares of Series A Preferred Stock if, in the case of this clause (B), such equity securities or rights are to be issued at a price per share implying a pre-money equity value of the Company equal to less than $300 million or are to be issued with a liquidation preference per share (whether payable in a liquidation, a merger or sale of the Company or otherwise) in excess of the price per share at which such equity securities or rights are to be issued, or (ii) the redemption of any capital stock or Common Stock Equivalents of the Company (other than

26

(x) repurchases by the Company of options or shares of Common Stock pursuant to and in accordance with the terms of a broad-based employee stock option plan, or (y) purchases of options and/or Common Stock pursuant to the terms of a broad-based employee stock option plan or the terms of a bona fide employment agreement with an executive of the Company or (z) in accordance with the terms of Capital Stock or Common Stock equivalents issued by the Company and consented to by the General Atlantic Stockholders pursuant to Section 6(d)(i)(a) of the Certificate of Incorporation);

(b)   the creation or authorization of, or any issuance of or any agreement to issue (whether by merger, consolidation or otherwise) any shares of Series A Preferred Stock other than the shares of Series A Preferred Stock issued on the date hereof;

(c)   any amendment, modification or restatement of (x) the terms of the Series A Preferred Stock (whether by merger, consolidation or otherwise) or (y) the Charter Documents, in the case of clause (y), so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise) or any modification of the number of directors constituting the entire Board of Directors pursuant to Section 6.3;

(d)   other than in connection with any Drag-Along Sale, (i) any Sale Transaction or (ii) any Change of Control Merger in which, in the case of clause (i) or (ii),  the aggregate net proceeds to be paid to the General Atlantic Stockholders would be less than the Applicable Minimum Threshold; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 6.6(d) shall terminate on the third anniversary of the date hereof;

(e)   any declaration, distribution or payment of any dividend or other distribution on any shares of capital stock in which the holders of shares of Series A Preferred Stock do not share in such dividends or distributions on a pro rata basis, other than dividends or other distributions pursuant to the terms of securities ranking senior to or pari passu with the Series A Preferred Stock, where the issuance thereof has been consented to by the General Atlantic Stockholders pursuant to Section 6.6(a) above;

(f)    any voluntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution or winding up of, the Company;

(g)   any transaction with any of the Company’s Affiliates (other than wholly-owned Subsidiaries), except for (i) customary employment arrangements and employee benefit programs on reasonable terms and (ii) any such transaction, agreement or arrangement that is on terms that are no less favorable to the Company than the Company could have obtained in an arm’s-length transaction with a third party, provided that evidence that such transaction is on arm’s length terms shall first have been provided to the Board of Directors;

27

(h)   (i) any single Acquisition by the Company or any  Subsidiary of the Company in which the Person acquired by the Company or such Subsidiary has consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Company, or (ii) any Acquisition by the Company or any Subsidiary of the Company which, if consummated, would result in the Company and/or its Subsidiaries having acquired during any six month period, Persons having consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Company on an aggregate basis;

(i)    any loans or advances by the Company or any of its Subsidiaries, or guarantees for the benefit of any Person (other than guarantees of the Company and any Subsidiaries of each other), other than travel advances and similar loans to employees not to exceed ten thousand dollars ($10,000) at any one time in the aggregate;

(j)    the Company’s or any Subsidiary’s creation, incurrence, issuance, assumption or guarantee of or becoming liable for (each, an “Incurrence”) any Indebtedness in connection with an investment in a Person, an Acquisition, a dividend distribution, share repurchase or other payment to be made to holders of equity securities of the Company if (i) in the event such Indebtedness is incurred in connection with an investment in any Person or an Acquisition, the Company’s ratio of consolidated Indebtedness to EBITDA then exceeds (x) 2:1 without giving effect to such investment or Acquisition or (y) would exceed 1.5:1 on a pro forma basis, calculated in accordance with GAAP, giving effect to such investment or Acquisition or (ii) in the event such Indebtedness is incurred in connection with a dividend distribution, share repurchase or other payment to be made to holders of equity securities (including preferred stockholders) of the Company, the Company’s ratio of consolidated Indebtedness to EBITDA then exceeds, or would exceed as a result of such Incurrence, 5:1;

(k)   any material change in accounting methods or policies of the Company;

(l)    any change of the Company’s independent public accountant;

(m)  any amendment or modification of this Section 6.6; and

(n)   any arrangement, agreement or contract to do any of the foregoing.

6.7   Annual Budget.  Not less than thirty (30) days prior to the end of each fiscal year, the Company shall prepare and submit to the Board of Directors for its approval an annual operating budget of the Company for the next succeeding fiscal year in reasonable detail.

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6.8   Books and Records.  The Company shall, and shall cause its Subsidiaries to, keep proper books of records and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles consistently applied.

7.     Stock Certificate Legend.  A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.  Each certificate representing Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED APRIL 2, 2003, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN (THE “STOCKHOLDERS AGREEMENT”), A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

8.     Miscellaneous.

8.1   Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by

29

registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a) if to the Company:

SSA Global Technologies, Inc.
500 West Madison
Suite 1600
Chicago, IL 60661
Telecopy: (312) 424-7500
Attention: President

with copies to:

SSA Global Technologies, Inc.
500 West Madison
Suite 1600
Chicago, IL 60661
Telecopy: (312) 474-7500
Attention: General Counsel

and

SSA Investor
c/o Cerberus Capital Management, L.P.
450 Park Avenue
New York, NY 10022
Telecopy: (212) 891-1540
Attention:	Mark A. Neporent
Chief Operating Officer

(b) if to any of the General Atlantic Stockholders:

c/o General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT 06830
Telecopy: (203) 622-8818
Attention:	Matthew Nimetz
Thomas Murphy

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

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Telecopy: (212) 757-3990
Attention: Douglas A. Cifu, Esq.

(c) if to SSA Investor, Senior Warrantholder, Ableco, Cerberus Partners, Cerberus Institutional Partners: or Madeleine:

c/o Cerberus Capital Management, L.P.
450 Park Avenue
New York, NY 10022
Telecopy: (212) 891-1540
Attention:	Mark A. Neporent
Chief Operating Officer

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopy: (212) 593-5955
Attention: Robert B. Loper, Esq.

(d) if to any other Stockholder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.  Any party may by notice given in accordance with this Section 8.1 designate another address or Person for receipt of notices hereunder.

8.2   Publicity; Confidentiality.  Except as may be required by applicable Requirement of Law, neither the Company nor the Stockholders shall issue a press release or public announcement or otherwise make any public disclosure or other disclosure to any third party (including any Person that competes with the Company or any of its Subsidiaries) concerning this Agreement, any of the Stockholders or any proprietary, confidential or other non-public information or trade secrets relating to the business practices of the Company or any of its Subsidiaries that the Stockholder receives pursuant to this Agreement or otherwise (the “Confidential Information”), without the prior written approval of (i) the Company, (ii) the Cerberus Stockholders holding a majority of the voting power of the Shares held by the Cerberus Stockholders and (iii) the General Atlantic Stockholders holding a majority of the voting power of the Shares held by the General Atlantic Stockholders; provided, however, that nothing in this Agreement

31

shall restrict any of the Stockholders from disclosing information (a) that is already publicly available, (b) that was known to the disclosing party on a non-confidential basis prior to its disclosure by the disclosing party, (c) that is required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Stockholder will use reasonable efforts to notify the Company and the other Stockholders in advance of such disclosure so as to permit the Company and the other Stockholders to seek a protective order or otherwise contest such disclosure, and such Stockholder will use reasonable efforts to cooperate, at the expense of the Company, with the Company and the other Stockholders in pursuing any such protective order, (d) to the extent that such Stockholder reasonably believes it appropriate in order to comply with any Requirement of Law, (e) to such Stockholder’s or the Company’s officers, directors, stockholders, investors, advisors, employees, members, partners, controlling persons, auditors or counsel, so long as such Persons are required to maintain the confidentiality of the Confidential Information, (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to any Requirement of Law or (g) solely about itself; and provided further, that the parties may disclose the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company’s logo and the aggregate amount of the General Atlantic Stockholders’ investment in the Company.  If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.  In addition, each Stockholder covenants and agrees that it shall not directly or indirectly use any Confidential Information to the detriment of the Company (including in connection with any Stockholder’s investment in a competitor of the Company), any of its Subsidiaries or any of their respective employees, without the prior written consent of the Company; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to restrict any Stockholder from holding or making an investment in any other Person, serving on the Board of Directors of any Person or engaging in its business.

8.3   Successors and Assigns; Third Party Beneficiary.  This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto.  This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.  No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

8.4   Amendment and Waiver.

(a)   No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

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(b)   Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, (ii) the Cerberus Stockholders holding a majority of the voting power of the Shares held by the Cerberus Stockholders and (iii) the General Atlantic Stockholders holding a majority of the voting power of the Shares held by General Atlantic Stockholders.  Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Stockholders.  Notwithstanding the first sentence of this Section 8.4(b), the Company, (i) without the consent of any other party hereto (other than the General Atlantic Stockholders), may amend this Agreement to add any Subsequent General Atlantic Purchaser as a party to the Agreement as a General Atlantic Stockholder and (ii) without the consent of any other party hereto (other than the Cerberus Stockholders), may amend this Agreement to add any Subsequent Cerberus Purchaser as a party to the Agreement as a Cerberus Stockholder.  In the event of any amendment pursuant to either of the preceding clause (i) or clause (ii), the Company shall not later than two Business Days after such amendment, give notice thereof to the General Atlantic Stockholders and the Cerberus Stockholders.

8.5   Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.6   Specific Performance.  The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder.  Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

8.7   Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.8  GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit,

33

action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.9   Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

8.10 Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

8.11 Entire Agreement.  This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

8.12 Term of Agreement.  This Agreement shall become effective upon the execution hereof and shall terminate upon the earlier of (a) the IPO Effectiveness Date, provided that Section 4.5 shall not terminate until the closing of the Initial Public Offering, (b) any Sale Transaction effected in accordance with this Agreement in which the General Atlantic Stockholders receive the Sale Payment (as such term is defined in the Certificate of Incorporation), (c) the twentieth anniversary of the date hereof or (d) the mutual agreement of the Cerberus Stockholders and the General Atlantic Stockholders.

8.13 Further Assurances.  Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

8.14 Inconsistent Agreements.  None of the Stockholders or the Company shall, without the prior written consent of the Cerberus Stockholders holding a majority of the voting power of the Shares held by the General Atlantic Stockholders and the General Atlantic Stockholders holding a majority of the voting power of the Shares held by the Cerberus Stockholders, enter into any stockholders agreement, voting agreement or other agreement that is inconsistent with the terms of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stockholders Agreement on the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk Isaacson
	Name:	Krik Isaacson
	Title:	Senior Vice President

GENERAL ATLANTIC PARTNERS 76, L.P.

By:	GENERAL ATLANTIC PARTNERS, LLC,
its General Partner

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	A Managing Member

GAP COINVESTMENT PARTNERS II, L.P.

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	A General Partner

GAPSTAR, LLC

By:	GENERAL ATLANTIC PARTNERS, LLC,
its Sole Member

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	A Managing Member

35

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH,
its General Partner

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	A Managing Director

36

SSA INVESTOR, LLC

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Managing Director

SSA WARRANT HOLDINGS, LLC

By:	/s/ Stephen A. Feinberg
	Name:	Stephen A. Feinberg
	Title:	President and Chief Executive Officer

ABLECO, L.L.C.

By:	/s/ Stephen A. Feinberg
	Name:	Stephen A. Feinberg
	Title:	President and Chief Executive Officer

CERBERUS PARTNERS, L.P.

By:	/s/ Stephen A. Feinberg
	Name:	Stephen A. Feinberg
	Title:	President and Chief Executive Officer

CERBERUS INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Stephen A. Feinberg
	Name:	Stephen A. Feinberg
	Title:	President and Chief Executive Officer

MADELEINE L.L.C.

By:	/s/ Mark A. Neporent
	Name:	Vice President and Chief Operating Officer
	Title:	Vice President and Chief Operating Officer

37

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SSA GLOBAL TECHNOLOGIES, INC.

SSA Global Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that:

A.            The name of the Corporation is SSA Global Technologies, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 10, 2000, and was subsequently amended by an amendment, dated July 20, 2000, which was filed with the Secretary of State of the State of Delaware on July 21, 2000, and was further amended by an amendment dated July 23, 2000, which was filed with the Secretary of State of the State of Delaware on July 28, 2000, and was further amended by an amendment that was dated as of, and filed with the Secretary of State of the State of Delaware on, September 13, 2000.

B.            Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.            The text of the Certificate of Incorporation is hereby amended and restated to read as follows:

ARTICLE ONE

The name of the corporation is SSA Global Technologies, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is located at 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”).

ARTICLE FOUR

1.             Designation and Number of Shares.  The Corporation shall have authority to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The Corporation shall have authority to issue 12,000,000 shares of Common Stock, par value $0.01 per share, which number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding), notwithstanding Section 242(b)(2) of the DGCL, by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock and Preferred Stock (as defined below), voting together as a class.  The Corporation shall have authority to issue 4,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 3,000,000 shares shall be initially designated the Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article IV, Section 11 below.  Any references to “Section” or “Sections” in this Article IV refers to a Section or Sections in this Article IV unless the context otherwise requires.

Subject to the consent rights of the holders of Series A Preferred Stock pursuant to Section 6(d) below (the foregoing, the “Reserved Consent Rights”), the Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors.  Subject to the Reserved Consent Rights, the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (the “Directors’ Resolution”).  Subject to the Reserved Consent Rights, the Directors’ Resolution as to any series shall (i) designate the series and fix the number of shares comprising such series, (ii) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be or shall not be cumulative, (iii) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up, and (iv) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions on which, shares of such series may be redeemed at the option of the Corporation.  Subject to the Reserved Consent Rights, such Directors’ Resolution may also (i) limit the number of shares of such series which may be issued, (ii) provide for a sinking fund for the purpose of redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distributions of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisitions of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors.

The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows.

2.             Rank.  The Series A Preferred Stock shall with respect to the payment of (i) the Liquidation Payment in the event of a Liquidation, (ii) the Sale Payment in the event of a Sale Transaction, (iii) dividends and (iv) all other rights, preferences and privileges, rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”)) and (y) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (clauses (x) and (y) together, the “Junior Stock”).

3.             Dividends.

(a)           Dividend Rate.  The holders of shares of Series A Preferred Stock shall be entitled to be paid cumulative cash dividends payable on the Series A Preferred Stock, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are legally available for such payment at an annual rate equal to 9% of the Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared.

(b)           To the extent not paid in cash, dividends payable on the Series A Preferred Stock shall accrue on a daily basis from the date of issuance thereof and shall compound and be added to the Accreted Value in effect immediately prior to the Compounding Date, on a quarterly basis on March 31st, June 30, September 30 and December 31 of each year (each such date, a “Compounding Date”), whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not declared by the Board of Directors; provided, however, that notwithstanding the foregoing, upon the written request of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall, to the extent of the funds and assets of the Corporation legally available therefor,  pay in cash to all of the holders of shares of Series A Preferred Stock as of the record date established by the Board of Directors for such dividend all or any portion of the accrued and unpaid dividends.  If only a portion of the accrued and unpaid dividends are to be paid in cash, then such payment shall be made pro rata among all of such holders of Series A Preferred Stock.  On any date upon which accrued and unpaid dividends are to be paid on the Series A Preferred Stock, whether as part of a Liquidation Payment upon the occurrence of a Liquidation, as part of a Sale Payment upon the occurrence of a Sale Transaction or as part of any cash dividend declared by the Board of Directors as permitted herein, the Corporation shall take all actions required to permit the payment of such dividends.

(c)           Junior Stock Dividends.  So long as any shares of the Series A Preferred Stock are outstanding, no dividend or other distribution shall be declared or paid upon, or any sum set apart for the payment of any dividend or other distribution upon, any Junior Stock and no  Junior Stock shall be purchased, redeemed or otherwise acquired or retired for value (except (i) by conversion into or an exchange for shares of Junior Stock) and (ii) purchases of options and/or Common Stock pursuant to the terms of a broad-based employee stock option plan or the terms of a bona fide employment agreement with an executive of the Corporation) by the Corporation or any of its Subsidiaries, and no monies shall be paid into or set apart or made available for a sinking fund or other like funds for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Stock by the Corporation or any of its Subsidiaries unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full.

(d)           After all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full, if the Corporation declares or pays dividends on the Common Stock (other than a dividend in respect of which the Series A Preferred Stock receives an adjustment pursuant to Section 7(d)(i) hereof) then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

4.             Liquidation and Sale Transaction.

(a)           Liquidation.  Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the date of such Liquidation plus (y) all dividends that have accrued, but have not been paid, thereon since the previous Compounding Date to the date of such Liquidation (whether or not there are funds legally available therefor) and (ii) the amount that such holder of shares of Series A Preferred Stock would have been entitled to receive if such share of Series A Preferred Stock had been converted into Common Stock pursuant to Section 7(a) below as of the date immediately prior to the record date established by the Board of Directors for determination of stockholders entitled to receive a distribution in such Liquidation (the “Liquidation Payment”).  If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)           Sale Transaction.  Upon the consummation of a Sale Transaction, the holders of shares of Series A Preferred Stock shall be paid in respect of each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock plus (y) all dividends that have accrued thereon since the previous Compounding Date to the closing date of such Sale Transaction (whether or not there are funds legally available therefor) and (ii) the aggregate amount of consideration payable in such Sale Transaction with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to the consummation of such Sale Transaction (the greater of clause (i) or clause (ii), the “Sale Payment”).  The Sale Payment shall be paid, subject to Section 7(g) hereof, (A) in the case of a Sale Transaction described in clause (a) of the definition thereof, by the Person(s) issuing cash, securities, or other property in such Sale Transaction, and (B) in the case of a Sale Transaction described in clause (b) of the definition thereof, by the Corporation; provided that the Corporation or the surviving Person, as applicable, shall be obligated to make the Sale Payment in a transaction described in clause (A) to the extent that the acquiring Person(s) fail to make such payment.  The Corporation shall not enter into, approve, ratify or otherwise permit any transaction, and no stockholder shall sell, convey, exchange or transfer its Capital Stock in any transaction, that would constitute a Sale Transaction, unless such transaction gives full effect to the rights of the holders of Series A Preferred Stock pursuant to this Section 4(b).  If the consideration paid or assets of the Corporation (or surviving Person) available for distribution, as the case may be, to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Sale Payment, then all of the consideration paid or assets available, as the case may be, for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.  The Sale Payment payable in any Sale Transaction (x) which constitutes a Change of Control Merger, (y) in which the consideration to be paid is cash or (z) in the case of a Sale Transaction described in clause (b) of the definition thereof, shall be paid in the form of the consideration paid in such Sale Transaction on the closing date of such Sale Transaction.  The Sale Payment payable in any other Sale Transaction shall be paid in the form of the consideration provided in Section 7(g) hereof.

(c)           No Additional Payment.  After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(d)           Sale Consideration.  Any securities of the surviving Person or its Affiliates to be delivered to the holders of shares of Series A Preferred Stock in a Sale Transaction shall be valued as follows:

(i)            With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(ii)           With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(e)           Notice.  Written notice of a Liquidation or a Sale Transaction stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5.             Redemption.  The shares of Series A Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

6.             Voting Rights; Election of Director.

(a)           General.  In addition to the voting rights to which the holders of Series A Preferred Stock are entitled under or granted by the General Corporation Law, the holders of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any).  With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Article IV, Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

(b)           Directors.

(i)            So long as the General Atlantic Partners 76, L.P. (“GAP LP”), GAP Coinvestment Partners II, L.P. (“GAP Coinvestment”), GapStar, LLC (“GapStar”), GAPCO GmbH & Co. KG (“GmbH Coinvestment”) and/or any Affiliate thereof (the foregoing collectively, the “General Atlantic Stockholders”) own at least 15% of the outstanding shares of Series A Preferred Stock (or the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock), then the General Atlantic Stockholders shall be entitled to elect two directors of the Corporation.

(ii)           So long as Cerberus Capital Management, L.P. and/or any Affiliate thereof (the foregoing collectively, the “Cerberus Stockholders”) own at least 15% of the outstanding shares of Series A Preferred Stock (or the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock), then the Cerberus Stockholders shall be entitled to elect four directors of the Corporation, provided, however, that such number of individuals shall be increased as is necessary for the Cerberus Stockholders to elect a majority of the directors of the Corporation from time to time if the Cerberus Stockholders continue to hold a majority of the voting power of all capital stock of the Company; provided, further, that nothing herein shall be deemed to reduce the number of individuals which the General Atlantic Stockholders are entitled to appoint pursuant to Section 6(b)(i).

(c)           Elections.  The Series A Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation.  At any meeting held for the purpose of electing directors at a time when the holders of shares of Series A Preferred Stock are entitled to vote as a separate class for the election of directors pursuant to Section 6(b), (i) the holders of shares of Series A Preferred Stock shall be entitled to cast one vote per share of Series A Preferred Stock in any such election; (ii) the directors elected pursuant to Section 6(b)(i) shall be elected by the affirmative vote of the General Atlantic Stockholders; and (iii) the directors elected pursuant to Section 6(b)(ii) shall be elected by the affirmative vote of the Cerberus Stockholders.  A vacancy in a directorship filled by the holders of the Series A Preferred Stock voting as a separate class pursuant to Section 6(b) shall be filled only by vote or written consent of the holders of shares of Series A Preferred Stock in accordance with the preceding sentence.  The directors elected pursuant to Section 6(b)(i) may not be removed without the written consent of the General Atlantic Stockholders.  The directors elected pursuant to Section 6(b)(ii) may not be removed without the written consent of the Cerberus Stockholders.

(d)           Major Actions.  For so long as the General Atlantic Stockholders own at least 15% of the outstanding shares of Series A Preferred Stock and notwithstanding anything to the contrary set forth herein, the By-laws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions without the affirmative vote or written consent of GAP LP:

(i)            (a) any creation of a class or series of, or any issuance of or agreement to issue any equity securities of the Corporation (whether by merger, consolidation or otherwise) or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Corporation (whether by merger, consolidation or otherwise) ranking with respect to dividends, redemption rights, voting rights, conversion privileges, anti-dilution rights, rights upon Liquidation or a Sale Transaction or any other rights, preferences and privileges (A) senior to the shares of Series A Preferred Stock or (B) pari passu with the shares of Series A Preferred Stock if, in the case of this clause (B), such equity securities or rights are to be issued at a price per share implying a pre-money equity value of the Corporation equal to less than $300 million or are to be issued with a liquidation preference per share (whether payable in a liquidation, a merger or sale of the Corporation or otherwise) in excess of the price per share at which such equity securities or rights are to be issued, or (b) the redemption of any Capital Stock or Common Stock Equivalents of the Corporation (other than (x) repurchases by the Corporation of options or shares of Common Stock pursuant to and in accordance with the terms of a broad-based employee stock option plan, (y) purchases of options and/or Common Stock pursuant to the terms of a broad-based employee stock option plan or the terms of a bona fide employment agreement with an executive of the Corporation or (z) or in accordance with the terms of Capital Stock or Common Stock Equivalents issued by the Corporation and consented to by the General Atlantic Stockholders pursuant to this Section 6(d)(i)(a));

(ii)           the creation or authorization of, or any issuance of or any agreement to issue (whether by merger, consolidation or otherwise), any shares of Series A Preferred Stock other than the shares of Series A Preferred Stock issued on the Original Issue Date;

(iii)          any amendment, modification or restatement of (x) the terms of the Series A Preferred Stock (whether by merger, consolidation or otherwise) or (y) the Certificate of Incorporation or the By-laws of the Corporation, in the case of clause (y), so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise), or any modification of the number of directors constituting the entire Board of Directors;

(iv)          other than in connection with any Drag-Along Sale, (x) any Sale Transaction or (y) any Change of Control Merger in which, in the case of clause (x) or (y), the aggregate net proceeds (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Original Issue Date) to be paid to the General Atlantic Stockholders would be less than the Applicable Minimum Threshold; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 6(d)(iv) shall terminate on the third anniversary of the Original Issue Date;

(v)           any declaration, distribution or payment of any dividend or other distribution on any shares of Capital Stock in which the holders of shares of Series A Preferred Stock do not share in such dividends or distributions on a pro rata basis, other than dividends or other distributions pursuant to the terms of securities ranking senior to or pari passu with the Series A Preferred Stock, where the issuance thereof has been consented to by the General Atlantic Stockholders pursuant to Section 6(d)(i)(a) above;

(vi)          any voluntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution or winding up of, the Corporation;

(vii)         any transaction with any of the Corporation’s Affiliates (other than wholly-owned Subsidiaries), except for (a) customary employment arrangements and employee benefit programs on reasonable terms and (b) any such transaction that is on terms that are no less favorable to the Corporation than the Corporation could have obtained in an arm’s-length transaction with a third party, provided that evidence that such transaction is on arm’s length terms shall first have been provided to the Board of Directors;

(viii)        (a) any single Acquisition by the Corporation or any  Subsidiary of the Corporation in which the Person acquired by the Corporation or such Subsidiary has consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Corporation, or (b) any Acquisition by the Corporation or any Subsidiary of the Corporation which, if consummated, would result in the Corporation and/or its Subsidiaries having acquired during any six month period, Persons having consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Corporation on an aggregate basis;

(ix)           any loans or advances by the Corporation or any of its Subsidiaries, or guarantees for the benefit of any Person (other than guarantees of the Corporation and any Subsidiaries of each other), other than travel advances and similar loans to employees not to exceed ten thousand dollars ($10,000) at any one time in the aggregate;

(x)            the Corporation’s or any Subsidiary’s creation, incurrence, issuance, assumption or guarantee of or becoming liable for (each, an “Incurrence”) any Indebtedness in connection with an investment in a Person, an Acquisition, a dividend distribution, share repurchase or other payment to be made to holders of equity securities of the Corporation if (i) in the event such Indebtedness is incurred in connection with an investment in any Person or an Acquisition, the Corporation’s ratio of consolidated Indebtedness to EBITDA then exceeds (x) 2:1 without giving effect to such investment or Acquisition or (y) would exceed 1.5:1 on a pro forma basis, calculated in accordance with GAAP, giving effect to such investment or Acquisition or (ii) in the event such

Indebtedness is incurred in connection with a dividend distribution, share repurchase or other payment to be made to holders of equity securities (including preferred stockholders) of the Corporation, the Corporation’s ratio of consolidated Indebtedness to EBITDA then exceeds, or would exceed as a result of such Incurrence, 5:1;

(xi)           any material change in accounting methods or policies of the Corporation;

(xii)          any change of the Corporation’s independent public accountant;

(xiii)         any amendment or modification of this Section 6(d); and

(xiv)        any arrangement, agreement or contract to do any of the foregoing.

7.             Conversion.

(a)           Optional Conversion.  Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued but unpaid since the previous Compounding Date divided by (y) the conversion price of $100.00 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Conversion Price”).  Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below.  All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.  As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with Section 3 above.  At the time a holder of shares of Series A Preferred Stock gives written notice to the Corporation that such holder elects to convert such shares of Series A Preferred Stock, such Person shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed, and the certificates representing such Series A Preferred Stock shall not then have been actually delivered to the Corporation or the certificates representing such Common Stock shall not then have been actually delivered to such Person.

(b)           Automatic Conversion.

(i)            Unless the Cerberus Stockholders and the General Atlantic Stockholders mutually agree otherwise, in which case prompt notice shall be given to any other holders of Series A Preferred Stock, upon the closing of the Qualified Initial Public Offering, all of the shares of Series A Preferred Stock shall automatically convert, without any action by the holder thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the product of (A) the number of shares of Series A Preferred Stock being converted multiplied by (B) the quotient of (x) the sum of the Accreted Value on the closing date of such Qualified Initial Public Offering plus all dividends accrued since the previous Compounding Date divided by (y) the Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 7(d)).

(ii)           Immediately upon conversion as provided in Section 7(b), each holder of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then have been actually delivered to such Person.  Upon written notice from the Corporation, each holder of shares of Series A Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series A Preferred Stock) certificates representing the shares of Series A Preferred Stock so converted.

(c)           Termination of Rights.  On the date of an optional conversion pursuant to Section 7(a) or of an automatic conversion pursuant to Section 7(b) all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(d)           Antidilution Adjustments.  The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(i)            Dividend, Subdivision, Combination or Reclassification of Common Stock.  In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event.  An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)           Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

(1)           If the Corporation shall at any time or from time to time prior to conversion of shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be reduced to the price determined by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to the issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue or sale) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant Date) and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to the issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue or sale) plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).
(2)           Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.
(3)           In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.
(4)           If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(c)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii)          Certain Distributions.  In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series A Preferred Stock participate, in the manner provided in Section 3, dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iv)          Other Changes.  In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i), (ii) or (iii) above or Section 7(g) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(v)           No Adjustment.  Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price if the Corporation receives written notice from ninety percent (90%) of the outstanding shares of Series A Preferred Stock that no such adjustment is required, provided that all other holders of Series A Preferred Stock are given prompt notice thereof.

(e)           Abandonment.  If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(f)            Certificate as to Adjustments.  Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(g)           Reorganization, Reclassification.  In case of any Sale Transaction (other than a Sale Transaction (x) which constitutes a Change of Control Merger, (y) in which the consideration to be paid to the holders of Series A Preferred Stock is cash or (z) described in clause (b) of the definition thereof) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.  Any certificate delivered pursuant to this Section 7(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7.  The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h)           Notices.  In case at any time or from time to time:

(i)            the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii)           the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

(iii)          there shall be any Transaction; or

(iv)          there shall occur the Qualified Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Qualified Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction, Qualified Initial Public Offering or Sale Transaction.  Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(i)            Reservation of Common Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided that (x) the holders of shares of Series A Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders cause any directors elected by them pursuant to Section 6(c) above to vote in favor of any such action that requires a vote of the Board of Directors.

(j)            No Conversion Tax or Charge.  The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8.             Certain Remedies.  Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Incorporation and to enforce specifically the terms and provisions of this Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9.             Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10.           No Impairment.  Neither the Corporation, nor any of its Subsidiaries, shall by amendment of the terms of this Certificate of Incorporation or the By-laws of the Corporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights, powers, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

11.           Definitions.  As used in this Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, $100.00 (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series A Preferred Stock) plus the amount of dividends which have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof and not been paid.

“Acquisition” means the acquisition by the Corporation or any of its Subsidiaries of (x) securities of another Person which constitute a majority of the voting power of such Person or (y) of all or substantially all of the assets of another Person.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GmbH Coinvestment:  (a) GAP LLC, the members of GAP LLC, GmbH Management, the shareholders of GmbH Management, the limited partners of each of GAP Coinvestment, GAP LP and GmbH Coinvestment, and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or GmbH Coinvestment or the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC.  In addition, GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment shall be deemed to be Affiliates of one another.  In addition, the members and general or limited partners of each Cerberus Stockholder that is controlled by Stephen A. Feinberg shall be deemed to be Affiliates of such Cerberus Stockholders.

“Applicable Minimum Threshold” means such amount as is necessary (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Original Issue Date) for the General Atlantic Stockholders to receive aggregate net proceeds equal to (i) if the event described in Section 6(d)(iv) occurs within twelve (12) months  of the Original Issue Date, $112.5 million; or (ii) if such event occurs after the date that is twelve (12) months from the Original Issue Date but prior to the date that is thirty-six (36) months from the Original Issue Date, the greater of (x) $112.5 million and (y) $75 million plus an additional amount representing a 30% annualized rate of return from the Original Issue Date through the end of the month immediately preceding the occurrence of the event described in Section 6(d)(iv).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Cerberus Stockholders” has the meaning ascribed to it in Section 6(b)(ii) hereof.

“Change of Control Merger” means any merger, consolidation or other business combination of the Corporation or any of its Subsidiaries, in a single transaction or series of related transactions, immediately after which the shares of Series A Preferred Stock and Common Stock held by the Cerberus Stockholders and the General Atlantic Stockholders do not, in the aggregate, represent a majority of the voting power of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock preferred stock or any other capital stock of the Corporation, including, without limitation, the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Compounding Date” shall have the meaning ascribed to it in Section 3(a) hereof.

“Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Corporation” shall have the meaning ascribed to it in Article I of this Certificate of Incorporation.

“Current Market Price” per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Directors’ Resolution” shall have the meaning ascribed to it in Section 1 hereof.

“Drag-Along Sale” shall have the meaning ascribed to it in the Stockholders Agreement.

“EBITDA” means, at any time of measurement, with respect to any Person for the twelve months ending on the last day of the last fiscal quarter for which such information is available, such Person’s consolidated operating income plus depreciation and amortization (to the extent deducted in calculating operating income) of such Person, in each case determined in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Transaction” means (a) any issuance of options to purchase shares of Common Stock (and the Common Stock issued upon the exercise of such options) or restricted stock which may be issued pursuant to the Stock Option Plan or any other broad-based employee incentive plan adopted or arrangement approved in accordance with the terms hereof, (b) any issuance of Common Stock upon exercise, conversion or exchange of (i) any Series A Preferred Stock or (ii) any Common Stock Equivalent issued subject to the consent rights of the General Atlantic Stockholders set forth in Section 6(d) hereof and the terms of the Stockholders Agreement, (c) any issuance of Common Stock upon any subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (d) any issuance of Common Stock in consideration of any transaction approved by the Board of Directors in accordance with Section 6(d) hereof and the terms of the Stockholders Agreement, or (e) the issuance of Common Stock in connection with any Qualified Initial Public Offering.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GAP Coinvestment” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GAP LLC” means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and any successor to such entity.

“GAP LP” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GapStar” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“General Atlantic Stockholders” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“General Corporation Law” shall have the meaning ascribed to it in Article III hereof.

“GmbH Coinvestment” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Incurrence” shall have the meaning ascribed to it in Section 6(d)(x) hereof.

“Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of  business or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); and (c) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

“Issue Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Payment” shall have the meaning ascribed to it in Section 4(a) hereof.

“Market Price” means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and  the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.  Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

“New Issue Price” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Original Issue Date” means the original issue date of shares of Series A Preferred Stock.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” has the meaning ascribed to it in Article IV Section 1 hereof.

“Qualified Initial Public Offering” means an Initial Public Offering resulting in net proceeds (after underwriting discounts and commissions) to the Corporation of at least $50 million.

“Relevant Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Reserved Consent Rights” has the meaning ascribed to it in Section 1 hereof.

“Sale Payment” has the meaning ascribed to it in Section 4(b) hereof.

“Sale Transaction” means (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) the consummation of a tender offer or other business combination transaction where, in each case, any equity securities of the Corporation that existed immediately prior to the consummation of such transaction are converted into or exchanged for the right to receive cash, securities or other property or (b) the voluntary sale, conveyance, exchange or transfer to another Person, in a single transaction or a series of transactions, of all or substantially all of the assets of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Stock Option Plan” means the stock option plan of the Corporation, pursuant to which an aggregate of up to 529,412 shares of restricted stock and options to purchase shares of Common Stock will be reserved and available for grant to officers, directors, employees and consultants of the Corporation.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of April 2, 2003 by and among the Corporation and the stockholders named therein, as amended from time to time.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.  Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Certificate shall refer to a Subsidiary or Subsidiaries of the Corporation.

“Transaction” shall have the meaning ascribed to it in Section 7(g) hereof.

ARTICLE FIVE

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

ARTICLE SIX

Except as provided in Article IV, Section 6, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.

ARTICLE SEVEN

The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

ARTICLE EIGHT

The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this

Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Certificate of Incorporation on behalf of the Corporation and have attested to such execution and do verify and affirm, under penalty of perjury, that this Second Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and the facts stated herein are true as of this ____ day of _________, 2003.

SSA GLOBAL TECHNOLOGIES INC.

By:
Name:
Title:

Exhibit B

BYLAWS

OF

SSA ACQUISITION CORPORATION

ARTICLE TEN

OFFICES

1.             Registered Office.  The registered office of SSA Acquisition Corporation (the “Corporation”) in the State of Delaware shall be at 1013 Centre Road, in the City of Wilmington 19805, County of New Castle, and the name of the registered agent at that address shall be Corporation Service Company.

2.             Principal Executive Office.  The principal executive office of the Corporation shall be located at such place within or outside of the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) from time to time shall designate.

3.             Other Offices.  The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE ELEVEN

STOCKHOLDERS

Section 1.               Annual Meetings.  An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by the Board of Directors from time to time.  In the absence of any such designation, stockholders’ meetings shall be at the principal executive office of the Corporation.  Any other proper business may be transacted at the annual meeting.

Section 2.               Special Meetings.  Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting.  Special meetings may not be called by any other person or persons.  Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

Section 3.               Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

Section 4.               Adjournments.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 5.               Quorum.  At each meeting of stockholders, except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.  For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting.  In the absence of a quorum the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Article II, Section 4 of these Bylaws until a quorum shall attend.  Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

Section 6.               Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the President, or in his absence, by a Vice President, or in the absence of the foregoing persons, by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 7.               Voting; Proxies.  Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question.  If the Certificate of incorporation provides for more or less than one vote far any share on any matter, every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.  A stockholder may vote the shares owned of record by him either in person or by proxy executed in writing (which shall include writings sent by telex, telegraph, cable, facsimile transmission or other means of electronic transmission) by the stockholder himself or his duly authorized attorney-in-fact; provided, however, that any such telex, telegram, cablegram, facsimile transmission or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telex, telegram, cablegram, facsimile transmission or other means of electronic transmission was authorized by the stockholder.  If it is determined that such telexes, telegrams, cablegrams, facsimile transmissions or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the foregoing sentences of this Section 2.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.  Execution of the proxy may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.  No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.  Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless required by Article II, Section 10 of these Bylaws or unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine.  At all meetings of stockholders for the election of directors or otherwise, all elections and questions shall, unless otherwise provided by law, by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting.

Section 8.               Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of, or to vote, at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.  If no record date is fixed:  (1) the record date for determining stockholders entitled to notice of, or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (to the extent such action by the stockholders is permitted by these Bylaws) when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 9.               List of Stockholders Entitled to Vote.  The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 10.             Inspectors of Election.  Before any meeting of stockholders, the Board of Directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment.  If the Corporation has a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities exchange, or (3) held of record by more than 2,000 stockholders, the Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors other than nominees for office to act at the meeting.  If no inspectors of election are appointed, the chairman of the meeting may, and on the request of any stockholder or his proxy shall, appoint inspectors of election at the meeting.  The number of inspectors shall be either one or three.  If inspectors are appointed at a meeting on the request of one or more stockholders or proxies, the holders of a majority of shares or other proxies present at the meeting shall determine whether one or three inspectors are to be appointed.  If any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors before the meeting, or by the meeting chairman at the meeting.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

The duties of these inspectors shall be as follows: (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the shares represented at a meeting and the validity of proxies and ballots; (iii) count all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.  The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.  No ballot, proxies or votes, nor any revocations thereof or changes thereto shall be accepted by the inspectors after the closing of the polls.

Except as otherwise required by applicable law, in determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Article II, Section 7 hereof, ballots and the regular books and records of the Corporation.

Section 11.             Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice or without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE TWELVE

BOARD OF DIRECTORS

Section 1.               Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation.

Section 2.               Number of Directors.  The Board of Directors shall consist of one or more members, the members thereof to be determined from time to time by resolution of the Board of Directors.  Directors need not be stockholders.

Section 3.               Election and Term of Office.  Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent directors.

Section 4.               Election of Chairman of the Board.  At the organizational meeting immediately following the annual meeting of stockholders, the directors shall elect a Chairman of the Board from among the directors who shall hold office until the corresponding meeting of the Board of Directors in the next year and until his successor shall have been elected or until his earlier resignation or removal.  Any vacancy in such office may be filled for the unexpired portion of the term in the same manner by the Board of Directors at any regular or special meeting.

Section 5.               Vacancies and Additional Directorships.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though such majority is less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy, hold office for the remainder of the full term of the departed director and, if elected to a newly created directorship, hold office until the next annual meeting of stockholders, and, in either case, until such director’s successor shall have been elected and qualified.

Section 6.               Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine and, if so determined, notice thereof need not be given.

Section 7.               Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the President, or by any director.  Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 8.               Telephonic Meetings Permitted.  Members of the Board of Directors, or any committee thereof, as the case may be, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

Section 9.               Quorum; Vote Required for Action.  At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number.  In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall attend.

Section 10.             Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 11.             Action by Directors Without a Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 12.             Compensation of Directors.  The Board of Directors shall have the authority to fix the compensation of directors.

Section 13.             Removal.  Subject to the provisions of the Certificate of Incorporation, any director may be removed from office at any time, either with or without cause, by the affirmative vote of the stockholders having a majority of the voting power of the Corporation given at a special meeting of the stockholders called for the purpose.

ARTICLE THIRTEEN

COMMITTEES

Section 1.               Committees.  The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, removing or indemnifying directors or amending these Bylaws; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 2.               Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business.  In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws.

ARTICLE FOURTEEN

OFFICERS

Section 1.               Officers: Election.  As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board.  The Board of Directors may also elect one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer or Chief Financial Officer and one or more Assistant Treasurers or Assistant Chief Financial Officers and may give any of them such further designations or alternate titles as it considers desirable.  Any number of offices may be held by the same person.

Section 2.               Term of Office; Resignation; Removal; Vacancies.  Except as otherwise provided in a resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier death, resignation or removal.  Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  The Board of Directors may remove any officer with or without cause at any time.  Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 3.               Powers and Duties.  The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors.  The Secretary shall have the duty to record the proceedings of the meetings of stockholders, the Board of Directors and any committees in a book to be kept for that purpose and shall have custody of the corporate seal of the Corporation with the authority to affix such seal to any instrument requiring it.  The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

ARTICLE FIFTEEN

INDEMNIFICATION OF DIRECTORS, OFFICERS
EMPLOYEES AND OTHER CORPORATE AGENTS

Section 1.               Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Article VI, Section 3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

Section 2.               Prepayment of Expenses.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 3.               Claims.  If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4.               Nonexclusively of Rights.  The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.               Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.               Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.               Other Indemnification and Prepayment of Expenses.  This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE SIXTEEN

STOCK

Section 1.               Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, if any, or the President, or a Vice President, and by the Treasurer or Chief Financial Officer or an Assistant Treasurer or Assistant Chief Financial Officer, if any, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation.  Any or all signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 2.               Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE SEVENTEEN

MISCELLANEOUS

Section 1.               Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 2.               Seal.  The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 3.               Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.  Unless either proper notice of a meeting of the Board of Directors, or any committee thereof, has been given or else the persons entitled thereto have waived such notice (either in writing or by attendance as set forth above), any business transacted at such meeting shall be null and void.

Section 4.               Interested Directors: Quorum.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 5.               Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 6.               Amendment of Bylaws.  These Bylaws may be amended or repealed, and new Bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional Bylaws and may amend or repeal any Bylaw whether or not adopted by them.

Section 7.               Gender.  Any reference to the masculine gender in these Bylaws shall be construed to mean the feminine gender, as the situation may demand.

Exhibit C-1

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from __________ (“Transferor”) certain shares or certain options, warrants or other rights to purchase _____ shares, par value $0.01 per share, of Common Stock (the “Shares”) of SSA Global Technologies, Inc., a Delaware corporation (the “Company”);

The Shares are subject to the Stockholders Agreement, dated April 2, 2003 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as [a “General Atlantic Stockholder”] [a “Cerberus Stockholder”] [an “Other Stockholder”] (as therein defined).

This ________ day of ________, 20__.

____________________________________

Exhibit C-2

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from SSA Global Technologies, Inc., a Delaware corporation (the “Company”), _______ shares, par value $0.01 per share, of Common Stock, or certain newly issued options, warrants or other rights to purchase _______ shares of Common Stock (the “Shares”), of the Company;

The Shares are subject to the Stockholders Agreement, dated April 2, 2003 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Company is prohibited from issuing the Shares unless and until the same are first offered to the Preemptive Rightholders (as defined in the Agreement) in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Company to issue such Shares, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as an “Other Stockholder” (as therein defined).

This ________ day of ________, 20__.

____________________________________